                                                                EXHIBIT 10.10

                             TRANS-RESOURCES, INC.
                               9 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019




                                 March 22, 1994



Mr. Thomas G. Hardy
935 Park Avenue
New York, New York 10028

         Re:  Incentive Bonus - Thomas G. Hardy ("Hardy")

Dear Mr. Hardy:

         This will serve to set forth our understanding with regard to the matters contained herein.

         1. Pursuant to Hardy's letter agreement with Trans-Resources, Inc. (the "Company"), dated January 15, 1988, as amended by a letter dated April 16, 1991 (the "1988 Agreement"), Hardy is entitled, by reason of having remained in the continuous employ of the Company through May 31, 1993, to receive an incentive bonus (the "1988 Bonus") determined as, and payable in the manner, set forth in the 1988 Agreement following the termination of his employment with Company. Hardy and the Company have agreed to modify the 1988 Agreement as set forth herein.

         2. Notwithstanding the provisions of the 1988 Agreement, in lieu of the 1988 Bonus, Hardy, or those persons ("Designated Beneficiaries") designated by Hardy in a revocable writing delivered to the Company as entitled to the benefits hereof

Mr. Thomas G. Hardy
March 22, 1994
Page 2


in the event of his death, shall be entitled to receive an amount equal to the entire balance in the trust (the "Rabbi Trust") established pursuant to this Letter Agreement at the time the assets in the Rabbi Trust are required to be distributed to Hardy or his Designated Beneficiaries. The Rabbi Trust shall be in the form of Exhibit A hereto. The Company shall deposit the aggregate sum of $2.8 million (the "Initial Principal") with the trustees of the Rabbi Trust to be held by such trustees and paid as set forth therein. The Company shall deposit the Initial Principal with the trustees of the Rabbi Trust in two equal installments of $1.4 million each, without interest, the first of which is being paid contemporaneously with the execution of this Letter Agreement and the second of which shall be paid on March 22, 1996 (the "Second Payment Date"), provided, however, that if the entire assets of the Trust are paid to the Employee prior to the Second Payment Date without the occurrence of an Acceleration Event, the second installment shall be paid to Employee on the Second Payment Date. The amounts held under the Rabbi Trust shall at all times be subject to the claims of the Company's creditors as provided in the Rabbi Trust. Upon payment by the Company of the first installment of the Initial Principal to the Rabbi Trust, the 1988 Agreement shall be superseded in its entirety by this Letter Agreement and

Mr. Thomas G. Hardy
March 22, 1994
Page 3


the Rabbi Trust and the 1988 Agreement shall be of no further force or effect.

         3. If prior to the Second Payment Date, an Acceleration Event (as defined in Paragraph 5 below) shall occur, the Company shall as promptly as practicable pay to the trustees of the Rabbi Trust the remaining installment of the Initial Principal to be held and disposed of in accordance with the Rabbi Trust.

         4. Immediately after the earlier of December 1, 2001 or the termination of Hardy's employment with the Company (but in each case before the Rabbi Trust shall have terminated), the Company shall pay to the trustees of the Rabbi Trust as an additional contribution thereto the aggregate amount (without interest) of all Tax Reimbursement Amounts (as defined in the Rabbi Trust) paid by the trustees to the Company during the existence of the Rabbi Trust.

         5. The following terms used in this Agreement shall have the meanings set forth below.

             "ACCELERATION EVENT" means (a) Hardy's leaving the Company's employ due to Disability; (b) Hardy's death; (c) Hardy's

Mr. Thomas G. Hardy
March 22, 1994
Page 4


discharge by the Company for any reason other than "For Cause;" or (d) a Change in Control occurs with respect to the Company.

             "CHANGE IN CONTROL" means any event or series of events by which Arie Genger and/or his spouse, children, children-in- law and grandchildren fail to maintain aggregate beneficial ownership, directly or indirectly, of more than 50% of the Company's stock on a fully diluted basis.

             "DISABILITY" means a permanent physical or mental disability which substantially prevents Hardy from performing his duties to the Company and such disability continues for at least six consecutive calendar months.

             "FOR CAUSE" means a discharge predicated upon any of the following events: (a) an act of dishonesty which involves loss or destruction of property of the Company or any of its subsidiaries or which results in incarceration following conviction; or (b) the continuing violation of any specific written direction of the Company's Chairman of the Board or Chief Executive Officer.

Mr. Thomas G. Hardy
March 22, 1994
Page 5


         6. Nothing contained herein is intended to create an employment contract.

         7. Any notice, request, instruction, approval, consent or other communication to be given hereunder by a party hereto shall be deemed validly given, made or served if in writing and delivered personally (as of such delivery) or sent by certified mail (as of three days after deposit in a United States post office), postage prepaid, or by telex, facsimile or telegraph, charges prepaid to the addresses set forth at the outset hereof or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         8. This Letter Agreement, together with Exhibit A hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

         9. Each party agrees to execute and deliver all such other instruments as any other party hereto may reasonably request in order to effectuate the intent of this Letter Agreement and the transactions provided for herein.

Mr. Thomas G. Hardy
March 22, 1994
Page 6


         10. The provisions of this Letter Agreement may be amended, supplemented or otherwise modified or waived only by a written agreement signed by the parties hereto.

         11. This Letter Agreement shall be deemed a contract made under the laws of the State of New York and for all purposes shall be construed and interpreted in accordance with the laws and decisions of such State without reference to conflicts of laws principles.

         12. Any provision of this Letter Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and, any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         13. This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives and successors, but neither this Letter

Mr. Thomas G. Hardy
March 22, 1994
Page 7


Agreement nor any rights arising hereunder may be assigned or pledged by either of the parties hereto.


                                  Very truly yours,

                                  TRANS-RESOURCES, INC.


                                  By:
                                     ------------------------
                                     Arie Genger,
                                     Chairman of the Board




AGREED AND ACCEPTED THIS
___ DAY OF MARCH, 1994:




- -------------------------
     Thomas G. Hardy

                                                                       EXHIBIT A

                                TRUST AGREEMENT



         This Agreement made this 22nd day of March, 1994, by and between TRANS-RESOURCES, INC., a Delaware corporation ("Company"), and Edward Klimerman and Charles E. Shaw (the "Trustees").


                              W I T N E S S E T H:


         WHEREAS, Company has entered into an agreement, dated as of the 22nd day March, 1994 (the "Agreement"), with Thomas G. Hardy ("Employee") which requires Company to establish a trust (the "Trust") to receive, hold and invest certain payments of deferred compensation, a copy of which is annexed hereto;

         WHEREAS, Company wishes to establish the Trust and to contribute to the Trust assets to be held therein subject to the claims of Company's creditors in the event of Company's Insolvency (as herein defined) until paid to Employee or his designated beneficiaries;

         WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Agreement as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

         WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Agreement.

         NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

         SECTION 1.   ESTABLISHMENT OF TRUST.

         (a) Company hereby deposits with the Trustees in trust the sum of $1,400,000, which shall become the principal of the Trust to be held, administered and disposed of by the Trustees as provided in this Trust Agreement. The Trustees are authorized to accept additional contributions from Company.

         (b)  The Trust hereby established shall be irrevocable.

         (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, Part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

         (d) The principal of the Trust and any earnings thereon shall be held by the Trustees or under the Trustees' direction separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Employee and general creditors as herein set forth. Employee and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the

Agreement and this Trust Agreement shall be mere unsecured contractual rights of Employee and his beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) hereof.

         SECTION 2.   PAYMENTS TO EMPLOYEE AND HIS BENEFICIARIES.

         (a) Within 30 days after December 1, 2001, or, if earlier, the termination of Employee's employment with Company for any reason whatsoever, the entire assets of the Trust shall be paid to Employee, his estate or designated beneficiaries, in a lump sum, in cash or in kind, provided, however, that to the extent Trust assets consist of investments which cannot be assigned or can be liquidated only periodically or upon notice, the Trustees shall continue to hold such assets, subject to this Trust Agreement, until they can be liquidated. In addition, the Trust shall make payments out of the Trust assets to Employee in the event of an Unforeseeable Emergency as defined in subsection (d) below, provided, however, that the amount of such payment shall be limited to the amount necessary to meet such Unforeseeable Emergency. The Trustees shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to this Section and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

         (b) The entitlement of Employee, his estate or his designated beneficiaries to benefits under this Section shall be determined by Company. Company shall notify the Trustees of any event that would require payment to be made to Employee, his estate or designated beneficiaries. In the event that Employee requests payment or partial payment of the Trust assets due to an Unforeseeable Emergency, a claim therefor shall be made to Company, and Company shall instruct the Trustees of the amount of Trust assets to be paid to Employee. If Employee disputes Company's determination of the amount of Trust assets to be so paid, the dispute shall be referred to arbitration before three arbitrators, one chosen by Employee, one chosen by Company, and the third chosen by the other two. Such arbitration shall be conducted under the rules of the American Arbitration Association. The Trustees shall pay the Trust assets in accordance with Company's instructions or, if applicable, the arbitrators' decision. The costs of such arbitration shall be paid as determined by the arbitrators, and the decision of the arbitrators shall be final and unappealable.

         (c) Company may make payment of benefits directly to Employee or his designated beneficiaries as they become due under the terms of this Section. Company shall notify the Trustees of its decision to make payment of benefits directly prior to the time amounts are payable to Employee, his estate or his designated beneficiaries, and upon such payment the Trustees shall pay to Company amounts they otherwise would have paid to Employee.

         (d) The term "Unforeseeable Emergency" means severe financial hardship to Employee resulting from a sudden and unexpected illness or accident of Employee or a dependent (as defined in Section 152(a) of the Internal Revenue Code) of Employee, loss of Employee's property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Employee. Notwithstanding Section 2(a) payments in respect of an Unforeseeable Emergency shall not be made to the extent that such hardship is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, or (2) by liquidation of Employee's assets, to the extent that liquidation of such assets would not in itself cause severe financial hardship.

         (e) Employee may at any time by written notice to Company or the Trustees designate or change a prior designation of beneficiaries for payments to be made hereunder after Employee's death. In the absence of any such designation, such benefits shall be paid to Employee's estate.

         SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

         (a) The Trustees shall cease payment of benefits to Employee, his estate and his designated beneficiaries if Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

         (b)  At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below:

             (1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform the Trustees in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to the Trustees that Company has become Insolvent, the Trustees shall determine whether Company is Insolvent and, pending such determination, the Trustees shall discontinue payment of benefits to Employee or his beneficiaries.

             (2) Unless the Trustees have actual knowledge of Company's Insolvency or have received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, the Trustees shall have no duty to inquire whether Company is Insolvent. The Trustees may in all events rely on such evidence concerning Company's solvency as may be furnished to the Trustees and that provides Trustees with a reasonable basis for making a determination concerning Company's solvency.

             (3) If at any time the Trustees have determined that the Company is Insolvent, the Trustees shall discontinue payments to Employee, his estate or his designated beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Employee, his estate or his designated beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under this Trust Agreement or otherwise.

             (4) The Trustees shall resume the payment of benefits to Employee, his estate or his designated beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustees have determined that the Company is not Insolvent (or is no longer Insolvent).

         (c) Provided that there are sufficient assets, if the Trustees discontinue the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resume such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Employee, his estate or his designated beneficiaries under the terms of the Agreement for the period of such discontinuance, less the aggregate amount of any payments made to Employee, his estate or his designated benefici-aries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

         SECTION 4.   INVESTMENT AUTHORITY

         In no event may the Trustees invest in securities (including stock or rights to acquire stock) or obligations issued by Company other than a de minimis amount held in common investment vehicles in which the Trustees invest. All rights associated with assets of the Trust shall be exercised by the Trustees, or the person designated by the Trustees, and shall in no event be exercisable by or rest with Employee. The Trustees shall invest the assets of the Trust in one or more of the following:
(a) securities issued by the United States government; (b) mutual funds sponsored or managed by Fidelity Investments or Vanguard Management Company, and (c) Conservation Securities, L.P., a Delaware limited partnership. The Trustees shall consult with Employee regarding the investment of the Trust's assets and shall endeavor to take into account the preferences expressed by the Employee for allocation of the Trust's assets among the foregoing permitted investments, provided, however, that the Trustees shall determine such allocation in their sole discretion.

         SECTION 5.   DISPOSITION OF INCOME

         During the term of this Trust, all of the income received by the Trust, net of expenses, shall be accumulated and reinvested, provided, however that the Trustees shall pay to Company, at the time and in the manner herein provided, amounts ("Tax Reimbursement Amounts") in respect of federal, state and local income taxes ("Taxes") incurred by Company attributable to the taxable income of the Trust. Promptly after Company shall file its tax returns for each taxable year in or with which ends a taxable year of the Trust, Company shall compute the excess, if any, of the aggregate Taxes paid by Company for such taxable year over the Taxes Company would have paid if the taxable income of the Trust were not includible in Company's taxable income for such taxable year and other taxable years. For taxable years of Company in which the amount of a net operating or capital loss carryover ("Loss Carryover") is affected by the inclusion in Company's taxable income of the Trust's taxable income in a different year, the excess referred to in the previous sentence shall be computed with due regard to such reduction in the Loss Carryover. Promptly, but in any event within fifteen days after the receipt of a written notice from Company containing such computation, the Trustees shall pay the Tax Reimbursement Amount to Company in immediately available funds. In the event the tax liability of the Company for any taxable year shall be adjusted, due to an audit or otherwise, Company shall promptly recompute all Tax Adjustment Amounts affected by such adjustment, and deliver to the Trustees written notice containing such computation, and any increase or decrease in Tax Adjustment Amounts previously paid shall be paid by the Trustees to Company, or repaid by Company to the Trustees, as the case may be, within 15 days after delivery of such notice. Notwithstanding the foregoing, no payment of the Tax Adjustment Amount shall be required in respect of the last taxable year of the Trust.

         SECTION 6.   ACCOUNTING BY THE TRUSTEES.

         The Trustees shall keep records of investments, receipts, disbursements and other transactions, including such specific records as shall be agreed upon in writing between Company and the Trustees. Within 60 days following the close of each calendar year and within 30 days after the removal or resignation of both Trustees, the Trustees shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by them, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

         SECTION 7.   RESPONSIBILITY OF THE TRUSTEES.

         (a) The Trustees shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, the Trustees shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Agreement or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, including the Trustees, the Trustees may apply to a court of competent jurisdiction to resolve the dispute.

         (b) If the Trustees undertake or defend any litigation arising in connection with this Trust, the Trustees shall be indemnified out of the Trust's assets against their costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto. If the Trust's assets are insufficient to fully indemnify the Trustees, Company shall so indemnify the Trustees.

         (c) The Trustees may consult with legal counsel and other professional advisors (who may also be counsel and advisors for Company generally and may include one of the Trustees or a firm of which he is a member) with respect to any of their duties or obligations hereunder. The costs of all such legal and professional fees shall be paid by the Trust.

         (d) The Trustees shall have, without exclusion, all powers conferred on the Trustees by applicable law, unless expressly provided otherwise herein.

         (e) Notwithstanding any powers granted to the Trustees pursuant to this Trust Agreement or to applicable law, the Trustees shall not have any power that could give the Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

         (f) The Trustees shall be indemnified against any and all claims, losses, damages, expenses (including reasonable attorneys' fees and disbursements) and liabilities arising from any action or failure to act in connection with the Trust, except when the same is judicially determined to be due to the bad faith or willful misconduct of the Trustees.
In the absence of such a judicial determination, no Trustee hereunder shall be liable to the Trust or to any party or parties interested in the Trust or be surcharged for any transaction occurring during the administration of the Trust or for any loss or depreciation which may arise or occur by reason or on account of any act or failure to act including any mistake of judgment, fact or law in the management of the Trust. Such indemnity shall be paid out of the Trust assets, and the rights of the Employee and his designated beneficiaries and Company to receive any payment from the Trust shall be subordinated to the right of the Trustees hereunder to receive such indemnification payment. If such assets are insufficient to fully indemnify the Trustees, Company shall so indemnify the Trustees. No Trustee shall be accountable, liable or responsible for any act, default, negligence, or omission of any other Trustee.

         (g) Company does hereby expressly acknowledge that it is aware of the fact that EDWARD KLIMERMAN is a member of the law firm of Rubin Baum Levin Constant & Friedman ("RBLC&F"), which acts as counsel for Company, and Company hereby expressly acknowledges and agrees that neither the services of EDWARD KLIMERMAN as Trustee hereunder, nor any provision of this Trust Agreement, either express or implied, shall restrict or inhibit EDWARD KLIMERMAN or RBLC&F in any way from representing Company in any action, dispute, controversy, arbitration, suit or negotiation arising under this Trust Agreement, or under any other agreement or in any other manner or context whatsoever, whether or not directly or indirectly involving Company or the Employee, or the administration and/or disposition of the Trust created hereby.

         SECTION 8.   COMPENSATION AND EXPENSES OF TRUSTEE.

         The Trustees agree to act as such hereunder without compensation; provided, however, the Trustees shall be entitled to reimbursement out of the Trust assets for all reasonable out-of-pocket expenses incurred by the Trustees in performing their duties under this agreement, including, without limitation, legal and accounting fees and disbursements.

         SECTION 9.   RESIGNATION AND REMOVAL OF THE TRUSTEES.

         (a) Each Trustee may resign at any time by written notice to Company, which shall be effective 30 days after receipt of such notice unless Company and such Trustee otherwise agree.

         (b) Each Trustee may be removed by Company on 10 days notice or upon shorter notice accepted by such Trustee.

         (c) Upon resignation or removal of a Trustee, the remaining Trustee shall be the sole Trustee hereunder until a successor trustee shall be appointed in accordance with Section 10 hereof. In the event of the resignation of both Trustees, and appointment of a successor Trustee or Trustees, all assets shall subsequently be transferred to the successor Trustee or Trustees.

The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless Company otherwise agrees.

         (d) If both Trustees resign or are removed, a successor or successors shall be appointed, in accordance with Section 10 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, either of the Trustees may apply to a court of competent jurisdiction for appointment of a successor. All expenses of the Trustees in connection with the proceeding shall be allowed as administrative expenses of the Trust.

         SECTION 10.   APPOINTMENT OF SUCCESSOR OR SUCCESSORS.

         (a) If either or both Trustees resign or are removed in accordance with Section 9(a) or 9(b) hereof, Company shall appoint a third party other than Employee or a member of his family as a successor or replacement Trustee
for each such Trustee.   The appointment shall be effective when accepted in
writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustees shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

         (b) A successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 6 and 7 hereof. A successor

Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

         SECTION 11.   AMENDMENT OR TERMINATION

         (a) This Trust Agreement may be amended by a written instrument executed by the Trustees and Company.

         (b) The Trust shall not terminate until the date on which the Employee or his beneficiaries are no longer entitled to benefits pursuant to the terms of the Agreement and this Trust Agreement. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

         (c) Upon written approval of Employee or designated beneficiaries entitled to payment of benefits pursuant to the terms of the Agreement, Company may terminate this Trust prior to the time all benefit payments under the Agreement and the Trust Agreement have been made. All assets in the Trust at termination shall be returned to Company.

         SECTION 12.   MISCELLANEOUS.

         (a) Any provisions of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

         (b) Benefits payable to Employee and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

         (c) All notices required to be given under this Trust Agreement shall be in writing. The Trustees may rely on any notice by Company which is signed by any person they believe is authorized to act on behalf of Company. The Trustees shall not be required to act if, pursuant to the terms of this Trust Agreement, notice is required to be given and such notice has not been received by the Trustees.



         [The remainder of this page has been

             intentionally left blank.]

         (d) This Trust Agreement shall be governed by and construed in accordance with the laws of New York.

         SECTION 13.   EFFECTIVE DATE.

         The effective date of this Trust Agreement shall be March __, 1994.

                                        COMPANY:

                                        TRANS-RESOURCES, INC.

                                        By:
                                            ------------------------------

                                        TRUSTEES:


                                        ----------------------------------
                                                  Edward Klimerman


                                        -----------------------------------
                                                  Charles E. Shaw

STATE OF NEW YORK      )
                       ) ss.:
COUNTY OF NEW YORK     )


         On the ____ day of March, 1994, before me personally came ________________________ to me known, and known to me to be the individual described in, and who executed the foregoing instrument on behalf of Trans-Resources, Inc., and he acknowledged to me that he executed the same.


                                                ------------------------------
                                                Notary Public

STATE OF NEW YORK      )
                       ) ss.:
COUNTY OF NEW YORK     )


         On the ____ day of March, 1994, before me personally came Edward Klimerman, to me known, and known to me to be the individual described in foregoing instrument, and he acknowledged to me that he executed the same.


                                                --------------------------------
                                                Notary Public




STATE OF NEW YORK      )
                                 ) ss.:
COUNTY OF NEW YORK     )


         On the ____ day of March, 1994, before me personally came Charles E. Shaw, to me known, and known to me to be the individual described in foregoing instrument, and he acknowledged to me that he executed the same.


                                                ------------------------------
                                                Notary Public